Exhibit 99.1

For Immediate Release
May 6, 2024

NW Natural Holdings Reports First Quarter 2024 Results
PORTLAND, ORE. — Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), reported financial results and highlights including:
•Reported net income of $63.8 million ($1.69 per share) for the first quarter of 2024, compared to net income of $71.7 million ($2.01 per share) for the same period in 2023
•Added nearly 15,000 gas and water utility connections in the last 12 months for a growth rate of 1.7% as of March 31, 2024 mainly driven by strong water acquisitions
•Oregon gas customers received bill credits totaling nearly $30 million in early 2024. Over the last 20 years, we've credited NW Natural customers' bills with cumulative savings of over $250 million due to our Mist storage assets and pipeline capacity management
•Customers and the region relied on the gas system during the winter storm in January with a total of 9.0 million therms delivered on Jan. 13, 2024, including 8.0 million therms provided to homes and businesses achieving a new peak day record, and setting a new withdrawal record from our on-system gas storage facility in Mist, Oregon
•For the third year in a row, honored as one of the World's Most Ethical Companies® by Ethisphere1
•Reaffirmed 2024 earnings guidance in the range of $2.20 to $2.40 per share and long-term earnings per share growth rate target of 4% to 6% from 2022 through 2027. 2022 earnings per share were $2.54

"Our continued success is due to our employees. They kept the gas flowing in January during an extended winter weather event that affected our entire region, said David H. Anderson, CEO of NW Natural Holdings. "Our system performed well, and we provided safe and reliable energy to our region and customers when they needed it most. Delivering essential energy on the coldest winter days is the result of disciplined planning and investments in the system. Safe and reliable energy delivery is our highest commitment to our customers, and we take it very seriously."

I'm also proud that NW Natural Holdings was named one of the 2024 World's Most Ethical Companies® by Ethisphere for the third year running," continued Anderson. "This designation reflects our long-standing commitment to leadership in business integrity through best-in-class ethics, compliance and governance practices. We remain on track to meet our business objectives and financial goals this year, and we're working to capture growth opportunities that add long-term value."

Net income decreased $7.8 million to $63.8 million (or $1.69 per share) for the first three months of 2024, compared to $71.7 million (or $2.01 per share) for the same period in 2023. Results reflected higher pension expense, depreciation from continued investment in our system, and interest expense for our natural gas utility.

1 “World’s Most Ethical Companies” and “Ethisphere” names and marks are registered trademarks of Ethisphere LLC

FIRST QUARTER RESULTS
We primarily operate through our natural gas distribution segment, which is a regulated utility and principally engaged in the delivery of natural gas to customers in Oregon and southwest Washington. The segment also includes the portion of the Mist underground storage facility used to serve gas utility customers, the North Mist gas storage expansion, and RNG development and procurement for the utility.

Other business activities are reported through "Other" results and primarily include Interstate Storage Services and third-party asset management services for the Mist facility in Oregon; NW Natural Water, which holds our water and wastewater utility operations; and NW Natural Renewables, which is a competitive renewable fuels business.

The following financial comparisons are between the first quarter results for 2024 and 2023. NW Natural Holdings' annual results by business segment are summarized in the table below:

	Three Months Ended March 31,
	2024		2023		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income:
Natural Gas Distribution segment	$65,715	$1.74	$71,951	$2.02	$(6,236)	$(0.28)
Other	(1,892)	(0.05)	(280)	(0.01)	(1,612)	(0.04)
Consolidated	$63,823	$1.69	$71,671	$2.01	$(7,848)	$(0.32)

Diluted Shares		37,796		35,708		2,088
Natural Gas Distribution Segment
Natural Gas Distribution segment net income decreased $6.2 million (or $0.28 per share) reflecting higher operating expenses.

Margin increased $0.5 million primarily due to the amortization of deferrals and customer growth which among other miscellaneous items contributed $5.5 million. Partially offsetting these items was a $3.5 million reduction in margin due to warmer comparative weather and the effect on customers not covered by the weather normalization mechanism. Weather was 9% warmer than average in the first quarter of 2024, compared to 5% colder than average weather in the first quarter of 2023. In addition, there was a $1.5 million decline in gains on the Oregon gas cost incentive sharing mechanism due to lower commodity price volatility and higher than estimated gas costs during the cold weather event in January 2024.

Operations and maintenance expense decreased $0.3 million as a result of lower benefit costs, partially offset by higher payroll, cloud computing amortization, and the amortization of deferrals approved in the rate case, which is offset by revenues.

Depreciation increased by $1.0 million due to additional capital investments in the distribution system. General taxes increased $1.1 million primarily due to higher regulatory commission fees.

Other income, net declined $3.8 million primarily from higher pension expense and also lower interest income due to lower level of invested cash and lower equity AFUDC.

Interest expense increased $1.5 million due to higher long-term debt balances.

Other
Other net income decreased $1.6 million (or $0.04 per share) primarily due to lower asset management revenues.

BALANCE SHEET AND CASH FLOWS
During the first three months of 2024, the Company generated $125.0 million in operating cash flows, compared to $176.9 million for the same period in 2023. The Company used $82.5 million in investing activities during the first three months of 2024 primarily for natural gas utility capital expenditures, compared to $73.0 million used in investing activities during the same period in 2023. Net cash used in financing activities was $2.9 million for the first three months of 2024, compared to net cash provided by financing activities of $11.2 million during the same period in 2023. As of March 31, 2024, NW Natural Holdings held cash of $72.4 million.

2024 GUIDANCE AND LONG-TERM TARGETS
NW Natural Holdings reaffirmed its long-term earnings per share growth rate target of 4% to 6% compounded annually from 2022 through 2027. 2022 earnings were $2.54 per share. Holdings' 2024 earnings per share guidance is not in line with that goal primarily due to regulatory lag from our natural gas distribution segment mainly as a result of two factors. First the natural gas distribution segment is making substantial investments to provide continued safe and reliable service for our customers. This increased level of investment and the elevated investment in technology, which is shorter lived and results in higher depreciation expense, is exacerbating the regulatory lag in 2024. Second due to inflationary pressures, the natural gas distribution segment's operating expenses are increasing in 2024 because of several multi-year operations and maintenance contracts renewing, higher personnel costs, the amortization of cloud computing technology investments, and increased pension expense. These factors are part of our request in the Oregon general rate case NW Natural filed at the end of 2023. Based on Oregon statute, new rates are expected to be effective on Nov. 1, 2024.

Primarily because of regulatory lag, NW Natural Holdings today reaffirmed its 2024 annual earnings guidance in the range of $2.20 to $2.40 per share. This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant local, state or federal laws, legislation or regulations.

While subject to change, the Company currently expects the timing of the 2024 quarterly distribution of consolidated earnings per share to be the following:
•Second quarter to be a loss in the range of -$0.08 to -$0.16,
•Third quarter to be a loss in the range of -$0.74 to -$0.86, and
•Fourth quarter to be earnings in the range of $1.43 to $1.63.

DIVIDEND DECLARED
The board of directors of NW Natural Holdings declared a quarterly dividend of 48.75 cents per share on the Company’s common stock. The dividend is payable on May 15, 2024 to shareholders of record on April 30, 2024. The Company's current indicated annual dividend rate is $1.95 per share. Future dividends are subject to board of director discretion and approval.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its first quarter 2024 financial and operating results.

Date and Time:	Monday, May 6, 2024 8 a.m. PT (11 a.m. ET)
Phone Numbers:	United States 1-833-470-1428 International 1-404-975-4839 Passcode 701070
The call will also be webcast in a listen-only format for the media and general public and can be accessed at ir.nwnaturalholdings.com. A replay of the conference call will be available on our website and by dialing 1-866-813-9403 (U.S.) and +44-204-525-0658 (international). The replay access code is 347383.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon and has been doing business for over 165 years in the Pacific Northwest. It owns NW Natural Gas Company (NW Natural), NW Natural Water Company (NW Natural Water), NW Natural Renewables Holdings (NW Natural Renewables), and other business interests.

We have a longstanding commitment to safety, environmental stewardship and the energy transition, and taking care of our employees and communities. NW Natural Holdings was recognized by Ethisphere® for the third consecutive year in 2024 as one of the World’s Most Ethical Companies®. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores. Learn more in our latest Community and Sustainability Report at nwnatural.com/about-us/the-company/sustainability.

NW Natural is a local distribution company that currently provides natural gas service to approximately 2 million people in more than 140 communities through more than 800,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural owns and operates 21.6 Bcf of underground gas storage capacity in Oregon.

NW Natural Water provides water distribution and wastewater services to communities throughout the Pacific Northwest, Texas and Arizona. Today NW Natural Water serves over 180,000 people through approximately 74,000 meters and provides operation and maintenance services to an additional 20,000 connections. Learn more about our water business at nwnaturalwater.com.

NW Natural Renewables is a competitive business committed to leading in the energy transition by providing renewable fuels to support decarbonization in the utility, commercial, industrial and transportation sectors. Learn more at nwnaturalrenewables.com.

Additional information is available at nwnaturalholdings.com.

“World’s Most Ethical Companies” and “Ethisphere” names and marks are registered trademarks of Ethisphere LLC

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: nikki.sparley@nwnatural.com

Media Contact:
David Roy
Phone: 503-610-7157
Email: david.roy@nwnatural.com

Forward-Looking Statements
This press release, and other presentations made by NW Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," “continues,” “could,” "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, expectations, timing, goals, strategies, commitments, future events, investments, timing and amount of capital expenditures, targeted capital structure, risks, risk profile, stability, acquisitions and timing, approval, completion and integration thereof, the likelihood and success associated with any transaction, utility system, technology and infrastructure investments, system modernization, reliability and resiliency, global, national and local economies, customer and business growth, continued expansion of service territories, customer satisfaction ratings, weather, performance and service during weather events, customer rates or rate recovery and the timing and magnitude of potential rate changes and the potential outcome of rate cases, including our Oregon general rate case, environmental remediation cost recoveries, environmental initiatives, decarbonization and the role of natural gas and the gas delivery system, including decarbonization goals and timelines, energy efficiency measures, use of renewable sources, renewable natural gas purchases, projects, investments and other renewable initiatives, including the construction of RNG facilities, and timing, magnitude and completion thereof, unregulated renewable natural gas strategy and initiatives, renewable hydrogen projects or investments and timing, magnitude, approvals and completion thereof, procurement of renewable natural gas or hydrogen for customers, technology and policy innovations, strategic goals and visions, water, wastewater and water services acquisitions, partnerships, and investment strategy and financial effects of water, wastewater and water services acquisitions, expected growth and safety benefits of facility upgrade investments, diversity, equity and inclusion initiatives, operating plans of third parties, financial results, including estimated income, availability and sources of liquidity, expenses, positions, revenues, returns, cost of capital, timing, and earnings, earnings guidance and estimated future growth rates, future dividends, commodity costs and sourcing, asset management activities, performance, timing, outcome, or effects of regulatory proceedings or mechanisms or approvals, regulatory prudence reviews, anticipated regulatory actions or filings, accounting treatment of future events, effects of legislation or changes in laws or regulations, effects, extent, severity and duration of epidemics and pandemics, and any resulting economic disruption therefrom, inflation, geopolitical uncertainty and other statements that are other than statements of historical facts.

Forward-looking statements are based on current expectations and assumptions regarding its business, the economy, geopolitical factors, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. You are therefore cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the quarterly reports filed thereafter, which, among others,outline legal, regulatory and legislative risks, public health risks, financial, macroeconomic and geopolitical risks, growth and strategic risks, operational risks, business continuity and technology risks, environmental risks and risks related to our water and renewables businesses.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Holdings or NW Natural, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and NW Holdings and NW Natural undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

NON-GAAP FINANCIAL MEASURES
In addition to presenting the results of operations and earnings amounts in total, certain financial measures are expressed in cents per share, which are non-GAAP financial measures. All references to EPS are on the basis of diluted shares. Such non-GAAP financial measures are used to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations. Our non-GAAP financial measures should not be considered a substitute for, or superior to, measures calculated in accordance with U.S. GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than how such measures are calculated in this report, limiting the usefulness of those measures for comparative purposes. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is provided in the tables above.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
First Quarter 2024
	Three Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	March 31,			March 31,
	2024	2023	Change	2024	2023	Change
Operating revenues	$433,470	$462,423	(6)%	$1,168,522	$1,149,475	2%

Operating expenses:
Cost of gas	175,717	205,749	(15)	469,805	489,796	(4)
Operations and maintenance	73,614	71,817	3	275,563	238,999	15
Environmental remediation	5,746	5,375	7	13,270	13,061	2
General taxes	15,468	14,219	9	47,497	43,146	10
Revenue taxes	18,244	19,042	(4)	47,873	47,508	1
Depreciation	33,098	31,465	5	127,214	119,743	6
Other operating expenses	1,756	1,248	41	6,040	3,875	56
Total operating expenses	323,643	348,915	(7)	987,262	956,128	3
Income from operations	109,827	113,508	(3)	181,260	193,347	(6)
Other income (expense), net	(1,134)	1,606	(171)	15,115	3,763	302
Interest expense, net	20,531	18,296	12	78,801	60,021	31
Income before income taxes	88,162	96,818	(9)	117,574	137,089	(14)
Income tax expense	24,339	25,147	(3)	31,554	35,354	(11)
Net income	$63,823	$71,671	(11)	$86,020	$101,735	(15)

Common shares outstanding:
Average diluted for period	37,796	35,708		36,798	35,095
End of period	38,027	35,929		38,027	35,929

Per share of common stock information:
Diluted earnings	$1.69	$2.01		$2.34	$2.90
Dividends paid per share	0.4875	0.4850		1.9450	1.9350
Book value, end of period	35.33	34.74		35.33	34.74
Market closing price, end of period	37.22	47.56		37.22	47.56

Capital structure, end of period:
Common stock equity	44.5%	43.7%		44.5%	43.7%
Long-term debt	52.3%	45.3%		52.3%	45.3%
Short-term debt (including current maturities of long-term debt)	3.2%	11.0%		3.2%	11.0%
Total	100.0%	100.0%		100.0%	100.0%

Natural Gas Distribution segment operating statistics:
Meters - end of period	800,978	796,848	0.5%	800,978	796,848	0.5%
Volumes in therms:
Residential and commercial sales	301,999	330,665		707,089	803,330
Industrial sales and transportation	127,003	132,384		465,538	483,670
Total volumes sold and delivered	429,002	463,049		1,172,627	1,287,000
Operating Revenues
Residential and commercial sales	$387,168	$412,307		$989,933	$979,070
Industrial sales and transportation	24,288	29,144		93,030	94,681
Other distribution revenues	1,531	1,610		4,461	2,947
Other regulated services	4,877	4,709		19,070	19,426
Total operating revenues	417,864	447,770		1,106,494	1,096,124
Less: Cost of gas	175,773	205,805		470,029	490,022
Less: Environmental remediation expense	5,746	5,375		13,270	13,066
Less: Revenue taxes	18,195	18,975		47,652	47,278
Margin, net	$218,150	$217,615		$575,543	$545,758
Degree days:
Average (25-year average)	1,336	1,323		2,699	2,683
Actual	1,216	1,385	(12)%	2,311	2,880	(20)%
Percent colder (warmer) than average weather	(9)%	5%		(14)%	7%

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	March 31,
In thousands	2024	2023
Assets:
Current assets:
Cash and cash equivalents	$72,375	$140,821
Accounts receivable	128,433	164,157
Accrued unbilled revenue	57,905	59,542
Allowance for uncollectible accounts	(4,181)	(6,760)
Regulatory assets	127,666	126,546
Derivative instruments	5,746	8,507
Inventories	99,874	41,392
Other current assets	49,896	41,968
Total current assets	537,714	576,173
Non-current assets:
Property, plant, and equipment	4,660,104	4,320,476
Less: Accumulated depreciation	1,218,580	1,164,498
Total property, plant, and equipment, net	3,441,524	3,155,978
Regulatory assets	309,173	311,419
Derivative instruments	3,099	1,432
Other investments	84,081	93,611
Operating lease right of use asset, net	70,547	72,699
Assets under sales-type leases	128,840	133,159
Goodwill	162,966	149,836
Other non-current assets	111,122	97,789
Total non-current assets	4,311,352	4,015,923
Total assets	$4,849,066	$4,592,096
Liabilities and equity:
Current liabilities:
Short-term debt	$94,700	$72,500
Current maturities of long-term debt	869	240,712
Accounts payable	107,888	111,152
Taxes accrued	27,031	31,372
Interest accrued	16,360	13,089
Regulatory liabilities	77,659	57,523
Derivative instruments	52,677	44,370
Operating lease liabilities	2,053	1,700
Other current liabilities	89,107	71,662
Total current liabilities	468,344	644,080
Long-term debt	1,574,735	1,294,590
Deferred credits and other non-current liabilities:
Deferred tax liabilities	394,068	376,237
Regulatory liabilities	700,703	669,328
Pension and other postretirement benefit liabilities	157,812	147,890
Derivative instruments	12,743	15,382
Operating lease liabilities	77,051	78,302
Other non-current liabilities	120,224	117,980
Total deferred credits and other non-current liabilities	1,462,601	1,405,119
Equity:
Common stock	905,153	824,304
Retained earnings	445,058	430,597
Accumulated other comprehensive loss	(6,825)	(6,594)
Total equity	1,343,386	1,248,307
Total liabilities and equity	$4,849,066	$4,592,096

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Three Months Ended March 31,
In thousands	2024	2023
Operating activities:
Net income	$63,823	$71,671
Adjustments to reconcile net income to cash provided by operations:
Depreciation	33,098	31,465
Regulatory amortization of gas reserves	546	833
Deferred income taxes	8,041	5,228
Qualified defined benefit pension plan expense (benefit)	1,082	(791)
Deferred environmental expenditures, net	(6,264)	(4,113)
Environmental remediation expense	5,746	5,375
Asset optimization revenue sharing bill credits	(20,608)	(10,471)
Other	8,905	8,509
Changes in assets and liabilities:
Receivables, net	17,839	38,727
Inventories	13,070	46,129
Income and other taxes	21,796	25,567
Accounts payable	(30,930)	(47,773)
Deferred gas costs	(8,808)	(11,300)
Asset optimization revenue sharing	(108)	7,769
Decoupling mechanism	6,427	(1,303)
Cloud-based software	(6,485)	(3,673)
Regulatory accounts	13,335	958
Other, net	4,534	14,054
Cash provided by operating activities	125,039	176,861
Investing activities:
Capital expenditures	(82,217)	(71,265)
Acquisitions, net of cash acquired	—	(468)
Purchase of equity method investment	(1,000)	—
Other	729	(1,285)
Cash used in investing activities	(82,488)	(73,018)
Financing activities:
Proceeds from common stock issued, net	12,218	16,669
Long-term debt issued	150,000	200,000
Long-term debt retired	(150,000)	—
Changes in other short-term debt, net	4,920	(185,700)
Cash dividend payments on common stock	(17,746)	(16,532)
Payment of financing fees	(748)	(1,498)
Shares withheld for tax purposes	(1,314)	(1,312)
Other	(247)	(440)
Cash (used in) provided by financing activities	(2,917)	11,187
Increase in cash, cash equivalents and restricted cash	39,634	115,030
Cash, cash equivalents and restricted cash, beginning of period	49,624	40,964
Cash, cash equivalents and restricted cash, end of period	$89,258	$155,994

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$18,044	$14,904
Income taxes paid, net of refunds	1,000	1,300

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$72,375	$140,821
Restricted cash included in other current and non-current assets	16,883	15,173
Cash, cash equivalents and restricted cash	$89,258	$155,994